CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus constituting a part of Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement (No. 333-163937) of Zoo Entertainment, Inc., of our report dated March 31, 2010, except for the effects of the retroactive adjustment for the one-for-600 reverse stock split described in Note 3 to the Consolidated Financial Statements, which the date is May 10, 2010, relating to the consolidated financial statements of Zoo Entertainment, Inc and subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which also is incorporated by reference.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

August 11, 2010
New York, New York